EXHIBIT 10.19

Pilot Agreement

THIS PILOT AGREEMENT (the "Agreement") is made on the 22nd day of August, 2000 between Advantage Assessment Inc., DBA AdvantageIS.com (ADVANTAGE) and Avert, Inc. (AVERT).

Whereas, ADVANTAGE is licensed as the exclusive delivery agent for CheckStart(TM)assessments; and

Whereas, ADVANTAGE has established a proprietary Internet application for candidates to take CheckStart™ assessments online and to deliver online results of the assessments to client companies; and

Whereas, AVERT desires to market ADVANTAGE assessment technology and job fit assessments to end users in the small business market; and

Whereas, AVERT and ADVANTAGE desire and intend to enter into a long term and exclusive strategic relationship;

This Agreement provides the terms and conditions of the working relationship between ADVANTAGE and AVERT.

Right to Resell

ADVANTAGE grants to AVERT a non-exclusive right to sell any assessment products or services offered by ADVANTAGE as of this date, or any modified products or services offered during the life of this PILOT AFFILIATE agreement.

AVERT Responsibilities

AVERT agrees to use best efforts to promote and market ADVANTAGE products and services.

AVERT agrees to provide prompt, efficient and courteous service to all end users who have purchased ADVANTAGE products and services through AVERT.

AVERT agrees to comply with all present and future federal, state, county and local laws, ordinances and regulations governing fair hiring practices.

AVERT is responsible for orienting and training end users in the use of candidate management technology and job fit assessments.

AVERT agrees to accept and communicate any complaints from end users regarding products or services purchased through AVERT, and jointly make good faith efforts to resolve all such complaints in a fair and equitable manner, to the satisfaction of the end user.

AVERT agrees to aggregate all end-user assessments into one portal account.

AVERT agrees to develop technology required for its customers to directly access the URLs required to take assessments and to view CheckStart™ results from within AVERT’s OrderXpert e-commerce web site.

ADVANTAGE Responsibilities

ADVANTAGE offers job fit assessments through its electronic office location on the World Wide Web.

ADVANTAGE agrees to provide AVERT with detailed technology instructions on the data elements and URLs required for access to assessments and assessment results from within AVERT’s OrderXpert e-commerece web site.

The secure member services area in the web site will be maintained by ADVANTAGE, and will allow AVERT access to product downloads. The site also will give AVERT the capability to enter assessment results, review bills, perform database management and view candidate records and results.

ADVANTAGE will provide information and materials for use in supporting and training Avert’s sales force. Any materials on the AdvantageIS web site and any sales support material transmitted to Avert are available for reformatting and use in the sales process, as well as for publication on the Avert.com or HR-desktop.com sites. ADVANTAGE will orient AVERT to candidate management technology, and provide complete explanations of all products and services offered.

ADVANTAGE may not change its product or service offerings without advance notice, unless required to do so immediately by regulatory agency order. ADVANTAGE will issue 30 days notice of any substantive changes made in a product or service offering.

Product and Service Pricing

Current suggested retail prices for standard ADVANTAGE products and services are posted at the ADVANTAGE web site Products & Services link. AVERT may negotiate other pricing, recognizing that shared revenues are based on a percentage of collected fees or upon a predetermined quarterly fee.

AVERT intends to offer ADVANTAGE assessments to its AVERTadvantage™ members at $12.75 per report set, a 15% discount from the published retail price, or to non-members at the full retail price of $15.

Trial Period

ADVANTAGE will allow AVERT to access the portal to serve any number of customers during the initial 90 days of this agreement. Avert will pay a $200 set up fee for an online assessment portal bearing Avert’s logo in place of the AdvantageIS.com logo; $400 a month for hosting fees for storage of clients’ applicant records; and $7,000 for an unlimited use license for the assessment. The total in fees for the 90-day trial is $8,400 U.S. (Eight-thousand, four hundred dollars U.S.) Advance payment of this sum will be made by AVERT to ADVANTAGE upon agreement of a start date.

The results of the trial period will be used to determine the appropriate business model and pricing structure. ADVANTAGE acknowledges AVERT’s goal of 65 percent gross margin on assessment sales, and is willing to structure pricing for assessments sold directly by AVERT to accomplish this goal. AVERT agrees that its other partners or resellers would be compensated from its gross margin of 65 percent.

AVERT and ADVANTAGE acknowledge that a long-term business relationship will depend upon AVERT’s ability to sell assessment technology to enough of its existing and future customers to justify such relationship.

At the end of the 90 day trial period, AVERT will have the option to request an additional 90 day period to complete its evaluation. Pricing for such extension will be negotiated in advance of the extension and will be based upon results of the initial trial period and will honor the stated revenue goals.

Account Auditing

At any time and at the discretion of the requesting party, but no more than once in any calendar quarter, AVERT and ADVANTAGE mutually agree to allow an independent auditor hired by the requesting party to review affiliated accounts. Requesting party must allow up to 60 calendar days of preparation time for the audit.

Mutual Nondisclosure Agreement

AVERT agrees to hold strictly confidential all proprietary information related to ADVANTAGE and its affiliated companies, including but not limited to products and product development, marketing plans and strategies, customer lists, pricing policies, operational methods, designs and design projects, and other business affairs of ADVANTAGE and its affiliated companies.

AVERT also agrees not to use or disclose any information regarding ADVANTAGE except under the terms of this agreement. This obligation shall continue beyond the active AVERT relationship until the information shall be in the public domain.

ADVANTAGE agrees to hold strictly confidential all proprietary information related to AVERT and its affiliated companies, including but not limited to products and product development, marketing plans and strategies, customer lists, pricing policies, operational methods, designs and design projects, and other business affairs of AVERT and its affiliated companies.

ADVANTAGE also agrees not to use or disclose any information regarding AVERT except under the terms of this agreement. This obligation shall continue beyond the active ADVANTAGE relationship until the information shall be in the public domain.

Relationship of Parties

ADVANTAGE and AVERT are independent vendors, and nothing in this agreement creates a partnership, joint venture, agency, franchise, or employment relationship between the parties. The AVERT will have no authority to enter into any agreement on behalf of ADVANTAGE, other than as described elsewhere in this Agreement, nor will the AVERT make any representation that would reasonably contradict any information presented to the AVERT by ADVANTAGE or posted on the ADVANTAGE web site.

Disclaimers

ADVANTAGE makes no express or implied warranties or representations with respect to the program or any products sold (including, without limitation, warranties of fitness, merchantability, noninfringement, or any implied warranties arising out of a course of performance, dealing or trade usage). In addition, ADVANTAGE makes no representation that the operation of its proprietary Internet applications will be uninterrupted or error-free, and ADVANTAGE will not be liable for the consequences of any interruptions or errors.

Independent Investigation

AVERT acknowledges reading and agreeing to all the terms and conditions of this agreement. AVERT understands that ADVANTAGE may at any time directly or indirectly solicit other resellers/partners in other channels on terms that may differ from those contained in this agreement. AVERT has independently evaluated the desirability of participating in this agreement, and is not relying on any representation, guarantee, or statement other than as set forth in this Agreement.

Term of Agreement

This Agreement shall remain in effect for a period of three years from the date of signing but can be terminated by either party after the trial period or upon violation of any of the above terms. The Agreement shall automatically renew for one year at the anniversary of the date of signing unless either party provides 90 days written notice of intent to terminate the Agreement.

Start Date

ADVANTAGE and AVERT desire to begin offering assessments through AVERT’s OrderXpert e-commerece web site as soon as possible and will designate an appropriate IT contact to ensure that required programming changes occur in a timely fashion. The target date for beginning the pilot program is the week of September 11, 2000.

Entire Agreement

This Agreement constitutes the entire agreement of the parties and may not be amended or altered without the written consent of both parties.

Florida Law

This Agreement shall be interpreted in accordance with the laws of Florida.

Arbitration

Any disputes between the parties relating to the terms and conditions of this Agreement shall be resolved by binding arbitration pursuant to the rules and procedures of the American Arbitration Association and the costs and expenses of such arbitration and/or related court proceedings shall be borne by the unsuccessful party in said proceedings.

IN WITNESS WHEREOF, the parties have hereto signed this Agreement as of the day and year first written above.

ADVANTAGE ASSESSMENT, INC.,                 DBA ADVANTAGEIS.COM

BY: ___________________________                  15 West Strong Street, Suite 30A
        Christopher M. Smith                                     Pensacola, FL 32501

Title: CEO

AVERT

BY: ___________________________                  3100 Remington Ave
        Leonard Koch                                                 Ft. Collins, CO 80524
Title: Vice President, e-business